Exhibit 99.1

Transcat Announces Fiscal 2004 Results;

Reports Net Income for the Fourth Quarter and the Year in line with Strategic Plan;

Fourth Quarter Revenues Rise 10%

ROCHESTER, NY – June 21, 2004 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, today announced financial results for its fiscal year and fourth quarter ended March 27, 2004.

Fiscal 2004 Highlights

•	Fiscal year 2004 fourth quarter net sales increased 10.1%, from $13.9 million to $15.3 million.

•	Net income for the 2004 fiscal year was $0.05 per diluted share compared with a net loss of $0.76 per diluted share in fiscal year 2003.

•	Distribution Products – Net sales increased 15.6% from $9.0 million to $10.4 million in the fiscal year 2004 fourth quarter on increased order rate; backlog increases to $1.7 million.

•	Calibration Services – Gross profit increased 11.4 points from fiscal year 2003 to fiscal year 2004.

•	Operating expenses remain flat as operational efficiencies improve, offset by investments made to expand our presence in additional market segments.

Solid Results in Fiscal 2004

Commenting on the fiscal year 2004 fourth quarter and fiscal year results, Carl E. Sassano, Chairman of the Board, President and Chief Executive Officer, stated: “After two years of strategic investments and efforts on the part of the entire Transcat team in a challenging economic environment, I am pleased to report positive results for fiscal year 2004.

“The implementation of our strategy to create a sustainable and profitable business model has placed our company on a stronger financial and business platform to pursue growth and to create value for our shareholders in fiscal year 2005 and beyond. In particular, we are encouraged by our increase in net sales for distribution products and the increase in gross profit for calibration services for the quarter.

“We have always been focused on offering the best and most current test, calibration, and measurement equipment and application assistance to our customers. This focus, our prospecting to add new catalog customers, targeting our calibration customers, coupled with a stronger year-over-year economy, has resulted in a 15.6% increase in distribution products net sales in the fiscal year 2004 fourth quarter. We continued to experience both a stronger order rate and increased backlog during the quarter, and continued to make investments in expanding our presence in additional market segments and market share in the process calibrator market. These investments in targeting new channels of distribution and promotional activities with our existing customer base resulted in an expected decline of 3 points in our distributed products gross profit ratio for the year.

“Our calibration services results for fiscal 2004 and the fiscal 2004 fourth quarter have improved considerably over the prior year. We view calibration services as a strategic core competency of our company that will contribute significantly to shareholder value over time. To increase the core base of calibration services customers, many of whom are repeat customers, we have focused our marketing efforts on targeting companies that value quality (e.g., ISO, 17025, others), metrology and quality calibration expertise as essential components of their core manufacturing competencies, and also our equipment customers whom we attract to our calibration services through proactive cross-selling and other marketing programs. As a result of these efforts to build a larger customer base for our calibration services, revenue remained nearly flat in fiscal year 2004, despite the loss of two large customers a year ago. Importantly, we have increased and sustained a significantly higher gross profit ratio of approximately 11 points from fiscal year 2003 to fiscal year 2004 in our calibration business, which will provide increased profit leverage on anticipated calibration revenue increases.”

Looking Ahead

Mr. Sassano continued: “We believe that the improvements that we made during fiscal year 2004 have positioned our company for long-term, sustainable profitability and growth. While we expect to continue to make improvements during fiscal year 2005, we expect to deliver profitable results for our shareholders.

“We believe our progress is on track. We have emerged from financial and organizational restructuring and established a profitable business model and process to manage it. Our strategy in fiscal year 2005 is to focus on gaining business and market share in companies who value quality systems and operate in regulated environments.

“We expect to increase revenues over last year in both the distribution products and calibration services businesses. For the year, we are expecting growth overall in the low to mid single digits and overall gross margin improvements of 1-3 points. Distribution products should have higher growth in the first half of the year due to weaker prior year comparisons. Calibration services revenue can be significantly affected by the timing of new customer business and previous year comparisons in any quarter could vary widely. Our focus in calibration will be on adding customers to increase total revenue for the year.

“Importantly, Transcat will strive to continue to improve performance, provide quality service to our customers, and increase shareholder value. We believe we are well positioned to achieve these goals in fiscal year 2005.”

Fiscal 2004 Fourth Quarter and Full Year Financial Review

For the fiscal year 2004 fourth quarter, net sales were $15.3 million, an increase of $1.4 million, or 10.1%, compared with net sales of $13.9 million during the fiscal year 2003 fourth quarter. Net income for the fiscal year 2004 fourth quarter was $0.04 million, or $0.01 per diluted share, as compared with net income of $0.06 million for the fiscal year 2003 fourth quarter, or $0.01 per diluted share.

For the fiscal year ended March 27, 2004, net sales were $53.3 million compared with net sales of $57.2 million for the fiscal year ended March 31, 2003. Net income for the fiscal year ended March 27, 2004 was $0.4 million, or $0.05 per diluted share, as compared with a net loss of $4.7 million, or $0.76 per diluted share for the fiscal year ended March 31, 2003. The $4.7 million net loss in fiscal year 2003 included a net pre-tax gain of $1.6 million resulting from the extinguishment of debt; and a non-cash charge of $6.5 million reflecting the cumulative effect of adopting Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

The Company also announced that its Consolidated Balance Sheet has been restated to reflect the application of Emerging Issues Task Force Issue No. 95-22, consensus reached in 1998. This issue relates to the treatment of revolving lines of credit that incorporate certain lock-box cash sweep provisions and a subjective acceleration clause, which allows a lender to call a loan should certain adverse situations occur. As a result, the Company has reclassified its revolving line of credit from a long term liability to a current liability. While now reported as a current liability, the Company’s operational cash flow planning views its revolving line of credit as a long term source of funds. The restated balance sheets for fiscal year 2003 and at the first three quarters of fiscal year 2004 appear in the Company’s fiscal 2003 10-K/A and 10-Q/A filings with the Securities and Exchange Commission.

About Transcat, Inc.

Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and an accredited provider of calibration and repair services primarily to the process, life science and manufacturing industries.

Through the Company’s distribution products segment, Transcat markets and distributes national and proprietary brand instruments to approximately 12,000 global customers. Transcat’s Master Catalog offers easy access to more than 25,000 instruments, such as: calibrators, deadweight testers, temperature devices, multimeters, oscilloscopes, pressure pumps, testers, recorders, and related accessories, from nearly 250 of the industry’s leading manufacturers including Fluke, Hart Scientific, Agilent, Ametek, and GE-Druck. In addition, Transcat is the exclusive worldwide distributor for Altek and Transmation products. The majority of this instrumentation requires expert calibration service to ensure that it maintains the most exacting measurements.

Through the Company’s calibration services segment, Transcat offers precise, reliable, fast calibration services through ten Calibration Centers of Excellence strategically located across the United States and Canada to approximately 9,000 customers. To support the Company’s customers’ calibration service needs, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9000: 2000 registered with Underwriter’s Laboratories, Inc. and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control.

- Statistical Tables Follow -

TRANSCAT, INC.
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	(Unaudited)
	Fourth Quarter Ended		Twelve Months Ended
	March	March	March	March
	27, 2004	31, 2003	27, 2004	31, 2003
Product Sales	$10,448	$8,991	$35,423	$38,359
Service Sales	4,827	4,924	17,894	18,813

Net Sales	15,275	13,915	53,317	57,172

Cost of Products Sold	8,215	6,461	26,948	28,033
Cost of Services Sold	3,427	4,011	12,971	15,820

Total Cost of Products and Services Sold	11,642	10,472	39,919	43,853

Gross Profit	3,633	3,443	13,398	13,319

Selling, Marketing, and Warehouse Expenses	2,345	2,157	8,540	8,311
Administrative Expenses	1,206	1,176	4,551	4,539

Total Operating Expenses	3,551	3,333	13,091	12,850

Operating Income	82	110	307	469

Interest Expense	215	146	434	657
Other (Income) Expense	(131)	63	(288)	(1,537)

Total Other Expense (Income)	84	209	146	(880)

(Loss) Income Before Income Taxes and Cumulative Effect of a Change in Accounting Principle	(2)	(99)	161	1,349
Benefit for Income Taxes	(45)	(162)	(192)	(408)

Income Before Cumulative Effect of a Change in Accounting Principle	43	63	353	1,757
Cumulative Effect of a Change in Accounting Principle	-	-	-	(6,472)

Net Income (Loss)	$43	$63	$353	$(4,715)

Basic Earnings (Loss) Per Share:
Before Cumulative Effect of a Change in Accounting Principle	$0.01	$0.01	$0.06	$0.29
From Cumulative Effect of a Change in Accounting Principle	-	-	-	(1.05)

Total Basic Earnings (Loss) Per Share	$0.01	$0.01	$0.06	$(0.76)

Average Shares Outstanding (in thousands)	6,289	6,176	6,252	6,147

Diluted Earnings (Loss) Per Share:
Before Cumulative Effect of a Change in Accounting Principle	$0.01	$0.01	$0.05	$0.29
From Cumulative Effect of a Change in Accounting Principle	-	-	-	(1.05)

Total Diluted Earnings (Loss) Per Share	$0.01	$0.01	$0.05	$(0.76)

Average Shares Outstanding (in thousands)	6,917	6,423	6,808	6,147

Certain reclassifications of prior year and prior quarter financial information have been made to conform to current quarter and twelve month presentation.

TRANSCAT, INC.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

		(Restated)
	March	March
	27, 2004	31, 2003
ASSETS
Current Assets:
Cash	$547	$114
Accounts Receivable, less allowance for doubtful accounts of $51 and $114 as of March 27, 2004 and March 31, 2003, respectively	8,044	6,879
Other Receivables	64	159
Finished Goods Inventory, net	3,736	2,842
Income Taxes Receivable	144	799
Prepaid Expenses and Deferred Charges	756	454

Total Current Assets	13,291	11,247
Property, Plant and Equipment, net	2,025	2,556
Capital Leases, net	181	-
Goodwill	2,524	2,524
Deferred Charges	111	197
Other Assets	253	234

Total Assets	$18,385	$16,758

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$4,139	$3,738
Accrued Payrolls, Commissions and Other	1,620	1,862
Income Taxes Payable	100	100
Deposits	57	64
Current Portion of Term Loan	668	666
Current Portion of Capital Lease Obligations	49	-
Revolving Line of Credit (Restated)	6,441	5,248

Total Current Liabilities	13,074	11,678
Term Loan, less current portion	-	668
Capital Lease Obligations, less current portion	134	-
Deferred Compensation	205	170
Deferred Gain on TPG Divestiture	1,544	1,544

Total Liabilities	14,957	14,060

Stockholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 6,352,968 and 6,296,000 shares issued as of March 27, 2004 and March 31, 2003, respectively; 6,233,610 and 6,176,642 shares outstanding as of March 27, 2004 and March 31, 2003, respectively	3,176	3,148
Capital in Excess of Par Value	3,235	3,031
Warrants	518	518
Unearned Compensation	(23)	-
Accumulated Other Comprehensive Loss	(67)	(235)
Retained Deficit	(2,958)	(3,311)
Less: Treasury Stock, at cost, 119,358 shares	(453)	(453)

Total Stockholders’ Equity	3,428	2,698

Total Liabilities and Stockholders’ Equity	$18,385	$16,758

Certain reclassifications of prior year and prior quarter financial information have been made to conform to current quarter and twelve month presentation.

TRANSCAT, INC.
Consolidated Statements of Cash Flows
(In Thousands)

	Twelve Months Ended
	March	March
	27, 2004	31, 2003
Cash Flows from Operating Activities:
Net Income (Loss)	$353	$(4,715)
Cumulative Effect of a Change in Accounting Principle	-	6,472

Net Income Before Cumulative Effect of a Change in Accounting Principle	353	1,757
Adjustments to Reconcile Net Income Before Cumulative Effect of a Change in Accounting Principle to Net Cash Provided by Operating Activities: Loss on Disposal of Assets		63
Gain on Extinguishment of Debt	-	(1,593)
Depreciation and Amortization	1,299	2,047
Provision for Doubtful Accounts Receivable and Returns	(143)	(210)
Provision for Slow Moving or Obsolete Inventory	20	-
Deferred Revenue — MAC	-	(179)
Common Stock Expense	110	40
Amortization of Unearned Compensation	99	-
Other	(19)	(10)
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	(927)	1,320
MAC Escrow and Holdback	-	225
Inventories	(914)	1,027
Income Taxes Receivable / Payable	655	(91)
Prepaid Expenses, Deferred Charges, and Other	(512)	(225)
Accounts Payable	401	(2,602)
Accrued Payrolls, Commissions, and Other	(242)	(186)
Deposits	(7)	(384)
Deferred Compensation	35	(62)

Net Cash Provided by Operating Activities	208	937

Cash Flows from Investing Activities:
Purchase of Property, Plant and Equipment	(459)	(291)

Net Cash Used in Investing Activities	(459)	(291)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	1,193	89
Payments on Term Loan	(666)	(8,333)
Proceeds from Term Loan	-	7,113

Payments on Capital Lease Obligations	(11)	-
Net Cash Provided by (Used in) Financing Activities	516	(1,131)

Effect of Exchange Rate Changes on Cash	168	91

Net Increase (Decrease) in Cash	433	(394)
Cash at Beginning of Period	114	508

Cash at End of Period	$547	$114

Supplemental Disclosure of Non-Cash Financing Activity
Issuance of Warrants for Debt Retirement	$-	$518
Capital Lease Obligations	$194	$-

Certain reclassifications of prior year and prior quarter financial information have been made to conform to current quarter and twelve month presentation.

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